Exhibit 10.1

                                  June 24, 2002

VIA MESSENGER
PERSONAL AND CONFIDENTIAL

Mr. Timothy H. Callahan

Dear Tim:

         This letter agreement ("Letter Agreement") confirms our recent discussions regarding your separation of employment from EOP Operating Limited Partnership and Equity Office Properties Trust (collectively the "Company"). This Letter Agreement sets out the arrangements we discussed.

1.       Separation from Employment

         Your separation from active employment with the Company, and your resignation as a director and officer of the Company and its affiliated entities was effective April 18, 2002, your last day of active employment. However, you have been on an inactive, unpaid leave-of-absence status beginning April 18, 2002 and extending through June 30, 2002. Your last day on inactive status, June 30, 2002, will be your separation date ("Separation Date"). As of April 18, 2002, you had no further duties or work and the Company no longer authorized you to incur any expenses, obligations or liabilities on behalf of the Company. The Company shall provide to you normal benefits of employment in accordance with its established plans, policies and procedures while you are on inactive, unpaid leave-of-absence, but you shall not be eligible to accrue additional paid leave time or vacation after April 18, 2002. Moreover, except as otherwise provided in this Letter Agreement, the Company's established plans and procedures shall govern any benefit continuation or conversion rights. Enclosed as Attachment 1, and incorporated herein, is an Employee Benefits Summary that summarizes your benefits upon separation regardless whether you execute this Letter Agreement and Waiver and Release Agreement ("Release") as provided in Paragraph 2 below.

2.       Separation Pay and Separation Benefits

         On the condition that (i) on or before 5:00 p.m., Wednesday, June 26, 2002 you sign, date and return to Stanley M. Stevens in our office two (2) copies of this Letter Agreement, (ii) on or within three (3) days after your June 30, 2002 Separation Date you sign, date and return to Stanley M. Stevens the Release attached hereto as Attachment 2, and incorporated herein (the date of such timely delivery, if it occurs, is herein referred to as the "Delivery Date"), and (iii) you comply with your obligations set forth in this Letter Agreement and Release and do not revoke the Release during the revocation period described in Paragraph 9 of the Release, in addition to whatever paid time off and grandfathered vacation time that you are due for active service through April 18, 2002, the Company will provide you the following separation pay and separation benefits:

         - (a) Separation pay shall consist of the gross amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00) consisting of the sum of fifty-two (52) weeks of base salary ($850,000.00), plus one annual target bonus ($850,000.00) to be paid in equal installments over eighteen (18) months in accordance with the Company's regular payroll payment schedule commencing as soon as practicable following the Effective Date (defined in subparagraph (b) below), but in no event later than fifteen (15) days following the Effective Date. No other bonus or other payment or benefits shall be available or payable, except as provided in this Letter Agreement. In lieu of the foregoing installment payments, you may elect in writing to Stanley M. Stevens by July 10, 2002 to have your separation pay paid in a single lump sum payment equal in amount to the present value of the foregoing installment payments discounted at a rate of four percent (4%) per annum. The single lump sum payment, if so elected, shall be paid as soon as practicable, but in no event later than fifteen (15) days following the Effective Date.

         - (b) Effective as of the first business day following the expiration of the revocation period in Paragraph 9 of the Release (the "Effective Date") and in lieu of any and all prior, existing or future rights to vesting under the Company share option grants and agreements and restricted share awards provided to you:

                  (i) You will be one hundred percent (100%) vested in all your Company share option grants and agreements (totaling 1,669,917 share options, comprising all previously vested (1,054,000) and currently unvested (615,917) options) with the right to exercise such vested Company share option grants for the term of each such respective Company share option grants and agreements; and

                  (ii) The Company will provide to you, in aggregate, shares representing your beneficial, unrestricted ownership as to Three Hundred Fifteen Thousand One Hundred and Eleven (315,111) Equity Office Properties Trust ("EOPT") common shares of beneficial interest in lieu of, and in satisfaction of, all further rights to previously vested or currently unvested EOPT shares which were initially issued as restricted share awards under the EOPT 1997 Share Option and Share Award Plan (As Amended and Restated Effective July 1,
                           1997) ("Share Award Plan"). Satisfaction of delivery as to the aforementioned EOPT shares shall occur according and pursuant to the following schedule:

                                    (I) One Hundred Seventy One Thousand Two
                                    Hundred and Fifty (171,250) EOPT shares, which have vested and you have previously transferred to the Equity Office Supplemental Retirement Savings Plan, dated effective November 1, 1997, as amended ("SERP"), shall remain in and otherwise be fully subject to the terms and conditions of the SERP while maintained therein; and

                                    (II) As to the remaining Four Hundred
                                    Nineteen Thousand Three Hundred and Six
                                    (419,306) unvested EOPT shares, the Company shall, in its sole and full discretion under the Share Award Plan, accelerate and vest One Hundred Forty Three Thousand Eight Hundred and Sixty One (143,861) of said shares upon the Effective Date and cause said shares to be transferred into your SERP account as soon as practicable after the Effective Date, but in no event later than fifteen (15) days following the Effective Date. Upon transfer into the SERP, such shares shall otherwise become and remain fully subject to the terms and conditions of the SERP while maintained therein. The balance of the unvested

                                    EOPT shares, Two Hundred Seventy Five
                                    Thousand Four Hundred and Forty Five
                                    (275,445) EOPT shares, shall be forfeited.

                           Upon the completion of all actions contemplated in the preceding subclauses (I) and (II) of this clause
                           (ii) and simultaneously therewith, all entitlement to all restricted shares from your Company restricted share awards heretofore made shall each become null, void and of no further force of effect.

         You acknowledge that the foregoing separation pay and a portion of the foregoing separation benefits are extra pay and benefits to which you are not entitled under the Company's established policies, plans and procedures absent your signing this Letter Agreement and the Release. You further acknowledge and agree that the Company's offer and payment of such separation pay and separation benefits to you and your signing of this Letter Agreement and the Release does not in any way indicate that you have any viable claims against the Company or its affiliates or that the Company or its affiliates has or admits any liability to you whatsoever.

         The Company encourages and advises you to consult with your attorney at your own expense prior to signing a copy of this Letter Agreement and the Release. The terms of this Letter Agreement permit you at least twenty-one (21) calendar days from the receipt of this Letter Agreement and the Release, to consider signing the Letter Agreement and Release and seven (7) calendar days after signing the Release to revoke the Release. You acknowledge that the modifications reflected in this Letter Agreement and Release will not restart the running of the twenty-one (21) calendar day period which commenced on June 5, 2002. Moreover, you acknowledge that you have been represented by your own legal counsel with respect to this Letter Agreement and Release.

         The Company shall deduct from the separation pay and separation benefits provided by this Letter Agreement and the Company's benefit plans, all legally required taxes and any monies owed the Company. You shall have no duty to mitigate in respect of any compensation you are receiving hereunder. In the event that you die after the Effective Date but before receiving full payment of separation pay under this Section 2, the Company shall pay the balance of the separation pay to your estate. Your receipt of separation pay and separation benefits payments under this Letter Agreement will not create an employment or agency relationship with the Company.

3.       Company Property

         By or before your Separation Date, you agree to return to the Company all files, records, documents, reports, and other business equipment, keys, credit cards, and other physical or Company personal property you possess or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. Notwithstanding the preceding sentence, you will be allowed to retain for your personal use and ownership your Company-provided laptop computer and personal data assistant (PDA) device, provided all Company proprietary and confidential information, as described in Paragraph 4 below, has been removed from such equipment prior to its final release to you.

         However, you will have continued use of your Company voicemail until your Separation Date. It is understood that you will forward all voicemails concerning the Company business to the undersigned.

4.       Confidentiality/Nonsolicitation

         You agree from and after today to keep strictly confidential the existence and terms of this Letter Agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as the law may require or your attorney may recommend to protect your legal interests to enforce this Letter Agreement. The Company will keep strictly confidential the existence and terms of the Letter Agreement except to its employees on a "need-to-know" basis and to its attorneys, accountants and except as the law may require.

         You further agree that from and after today you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company and/or its affiliates, its and/or their officers, trustees, directors, or employees. This will not preclude you from providing truthful statements if called to testify under oath in any legal proceeding.

         In the course of your employment with the Company, you received proprietary and confidential information. Proprietary and confidential information includes the Company's unique plans and strategies, including its business strategies; potential acquisition, merger or investment candidates; operating procedures and programs; Equity Office manuals and training materials; lists of prospective tenants or prospective sellers or purchasers of real estate; lists of or information regarding customers, brokers or prospects; offers to sell, exchange, purchase, rent or lease real estate; any appraisal or other technical data regarding real estate; lists of real estate for purchase, sale, rent or lease; and "material information" as defined by securities laws and other information that the Illinois Trade Secrets Act protects. These restrictions apply whether the information is written, electronic, or simply personal knowledge. Thus, while you may engage in activities for other businesses, except as limited herein, including Company competitors, and may make use of general knowledge you have acquired in running a similar business, you must be careful not to use the Company's proprietary and confidential information. For this purpose, proprietary and confidential information does not include information which is or becomes already known to the person(s) to whom you would discuss it through no fault of your own or to information which is in the public domain. You agree that you will hold and maintain all such information in confidence, and you will not use it in any manner whatsoever or disclose any such information to any third party except (a) with the prior written consent of the Company's Chief Legal Counsel, or (b) as the law may require provided you furnish written notice to the Company's Chief Legal Counsel prior to disclosing the information.

         You also agree that during your inactive, paid leave of absence period and for a one (1) year period following your Separation Date, without the prior express written consent of the Company's Chief Legal Counsel, (i) you will not directly or indirectly hire away nor participate nor assist in the hiring away of any employee of the Company and (ii) you will not solicit nor encourage any Company employee to leave the employ of the Company.

         You acknowledge that the provisions of this Paragraph 4 are reasonable and not unduly restrictive of your individual rights and you warrant that as of the date you sign this Letter Agreement you have not breached any of the provisions of Paragraph 4. You further acknowledge that in the event that you breach any of the provisions of Paragraph 4, such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall, therefore, be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of Paragraph 4 by you, an award of attorneys' fees and costs associated with such action, and such further relief as the court may deem just and proper.

5.       Dispute Resolution

         Except with respect to an application by the Company or its affiliates to a court of competent jurisdiction to enforce Paragraph 4 above, the parties agree to attempt to promptly resolve amongst themselves any other dispute arising out of this Letter Agreement or the Release. In the event the parties cannot resolve any such dispute(s) after a good faith effort to do so, the parties agree that they will initiate binding confidential arbitration as the means to resolve their dispute(s). Such arbitration will be conducted in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"); provided, one neutral arbitrator shall be chosen in accordance with AAA rules to arbitrate any such dispute. The parties irrevocably consent to such jurisdiction for purposes of said arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if the parties were residents of the state or federal district in which said judgment is sought to be entered. The arbitrator shall charge the reasonable attorneys' fees, expenses and costs of the substantially prevailing party to the other party, but in an amount not to exceed one-half of the value of the award if there is one.

6.       Cooperation

         You agree from and after your Separation Date to make yourself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual litigation concerning the Company (including, without limitation, attendance at out-of-town proceedings for which the Company may require travel), and to provide to the Company, if requested, information and counsel relating to the Company business matters you were involved with during the course of your employment with the Company. The Company agrees to directly pay or reimburse you within seven (7) days for the actual expenses you incur (including reasonable travel expenses) as a result of your complying with this provision, provided you submit proper documentation of the expenses you incur as reasonably required by the Company.

         You further agree upon request by the Company to transfer any non-economic interests you maintain in entities created by virtue of your employment relationship with the Company or its affiliates, including, but not limited to NYCCA Non-Managing Member, Inc. You agree that a portion of the separation pay payable to you in accordance with Paragraph 2 shall serve as consideration for such transfers by you.

7.       Indemnification

         The Company acknowledges and agrees that you are covered by that certain Indemnification Agreement, dated October 9, 1996, between you and the Company.

8.       General Matters

         You acknowledge and agree that in signing this Letter Agreement and the Release you do not rely and have not relied on any representation or statement by the Company or by its trustees, employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Letter Agreement and the Release.

         This Letter Agreement and the Release shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflicts of laws, except to the extent superseded by applicable federal law. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Letter Agreement.

         You acknowledge and agree that if any provision of this Letter Agreement or the Release is found, held or deemed by the arbitration and/or a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Letter Agreement and the Release shall continue in full force and effect.

         This Letter Agreement will be binding upon and inure to the benefit of you and your beneficiaries, heirs, executors, successors and assigns and the Company, its affiliates, subsidiaries, successors and assigns.

         Any notice to be given by one party hereunder to another shall be in writing and shall be delivered personally, by recognized national overnight courier service, or United States registered or certified mail, postage prepaid, return receipt requested, and addressed to:

         If to the Company:      Equity Office Properties Trust
                                 Two North Riverside Plaza, Suite 2100
                                 Chicago, Illinois 60606-270
                                 Attn: Stanley M. Stevens - Chief Legal Counsel

         If to you:              Timothy H. Callahan
                                 281 Roger Williams
                                 Highland Park, IL 60035

         The language of all parts of this Letter Agreement and the Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this Letter Agreement and the Release shall survive any termination of this Letter Agreement and the Release when necessary to effect the intent and terms of this Letter Agreement and the Release expressed herein.

         This Letter Agreement and the Release contain the entire agreement between you and the Company with respect to the matter of your separation from employment. No modification of any provision of this Letter Agreement or the Release shall be effective unless made in writing and signed by you and me or the Company's Chief Legal Counsel. You may not assign this Letter Agreement and Release and the Letter Agreement and Release each may be signed in multiple counterparts, each of which shall be deemed an original for all purposes.

         Should you require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact Stanley M. Stevens or me.

         Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed two (2) copies of this Letter Agreement and, thereafter, the Release and returning them to Stanley M. Stevens at the above address. The Company will return to you a fully executed Letter Agreement and, thereafter, the Release for your records. Following your acceptance, the arrangements will be implemented and administered as described herein.

         So that there is no misunderstanding, please understand that if for any reason Stanley M. Stevens does not receive the signed copies of this Letter Agreement and Release from you on a timely basis as described in Paragraph 2 above, unless otherwise agreed in writing by Mr. Stevens, or if you exercise your right to revoke the Release within seven (7) days after signing as provided therein, the proposed separation pay and separation benefits described in this Letter Agreement will be deemed to be withdrawn.

                                Sincerely yours,

                                EQUITY  OFFICE  PROPERTIES TRUST


                                By  /s/ LAWRENCE J. KREMA
                                   ------------------------------------------
                                     Lawrence J. Krema
                                     Senior Vice President -- Human Resources


AGREED AND ACCEPTED:

/s/ TIMOTHY H. CALLAHAN
------------------------------------
Timothy H. Callahan

          6/26/02
------------------------------------
Date

cc:      Stanley M. Stevens, Esq.

                                                                    ATTACHMENT 1

                        COMPANY EMPLOYEE BENEFITS SUMMARY

         The following is a summary of your standard Company benefits. Please note that in the event of any difference between this summary and the actual benefit plan document or policies, the actual benefit plan documents or policies shall control.

         In general, all benefits end on your Separation Date. However, you have the opportunity to continue some benefits as described below. If you have any questions, please contact Rich Gurgul in human resources at (312) 466-3185.

                      HEALTH CARE COVERAGE: Upon your separation, COBRA permits
                           you to continue your health care coverage. Shortly after you lose coverage under the health plan as a result of your employment separation, you will receive a notice that explains your COBRA rights. If you decide to elect COBRA continuation coverage, you will be responsible for the full COBRA premium if you wish to continue your COBRA coverage. Please note, after your Separation Date, the Company will no longer deduct your health insurance contribution from your pay. If you elect COBRA coverage, CIGNA's COBRA administrators will send you a monthly bill for premium payment. You may direct any questions concerning costs to Kim Johnson. You will receive correspondence regarding your COBRA rights shortly after your Separation Date.

                      401(k) PLAN: If you are enrolled in the Equity Office
                           Properties Trust Retirement Savings Plan, you must contact The 401 (k) Company at (800) 777-4015. The letter and form you receive from The 401(k) Company will detail your distribution options.

                      LIFE INSURANCE: Your life insurance ends on your
                           Separation Date. You may apply to the CIGNA Insurance Company for a personal life insurance conversion policy without submitting proof of insurability. You must apply for this policy in writing no later than 31 days after your Separation Date. The amount of your premium depends on your age, risk class, policy form and amount of coverage. To obtain a personal policy conversion form, contact Diane Rohlfs in human resources at (312) 466-3520. You may also contact CIGNA at 1-800-423-1282.

                      LONG TERM DISABILITY: Long Term Disability Insurance
                           ("LTD") coverage ends on your Separation Date. However, your employment termination will not affect your right to receive benefits for a period of disability that began while you were insured as an active employee. The period of disability includes the benefits waiting period of one-hundred eighty
                           (180) continuous days of disability required before LTD benefits become payable. You should refer to the LTD Summary Plan Description for more information on the terms, limitations, exclusions and deductions applicable to the LTD plan.

                      SHORT TERM DISABILITY: Short Term Disability Insurance
                           ("STD") coverage ends on your Separation Date.

                      PAID-TIMEOFF ("PTO") DAYS : The Company will pay you for
                           all PTO days that you earned but did not use through your Separation Date. The Company will pay you for your unused PTO days as soon as practicable after your Separation Date. According to the Company's personnel records, you have no unused PTO days.

                      GRANDFATHER VACATION AND GRANDFATHER SICK DAYS: You will
                           receive payment for any earned but not used
                           Grandfather Vacation days as soon as practicable after your Separation Date.

                           You will not receive payment for any earned but not used Grandfather Sick days as of your Separation Date.

                      SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN: The vested
                           portion of your account will be issued and paid to you according to your distribution election, subject to income-tax withholding by the Company on the distributed funds.

                                                                    ATTACHMENT 2

                         EQUITY OFFICE PROPERTIES TRUST/
                        EOP OPERATING LIMITED PARTNERSHIP
                          WAIVER AND RELEASE AGREEMENT

1. In consideration for my election to receive the separation pay and separation benefits described in the Letter Agreement dated June 5, 2002 ("Letter Agreement"), I, TIMOTHY H. CALLAHAN, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge EQUITY OFFICE PROPERTIES TRUST ("EOPT") together with EOPT's trustees, subsidiaries, divisions and affiliates (including, without limitation, EOP Operating Limited Partnership) (EOPT and EOP Operating Limited Partnership collectively herein referred to as the "Company"), whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, trustees , officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment and all other positions with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement ("Release"), including but not limited to:

         - (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the "ADEA"), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Illinois Human Rights Act, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

         - (b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

         - (c) any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any rights provided under and claims to enforce the Letter Agreement, the filing of an administrative charge of discrimination, any claims which I may make under state workers' compensation or unemployment laws, and/or any claims which by law I cannot waive.

2. I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to the claims released above, other than a lawsuit to challenge this Release under the ADEA.

3. I further acknowledge and agree that if I breach the provisions of paragraph
(2) above, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to continue payment of the Letter Agreement separation pay and separation benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company's option, I shall be obligated upon demand to repay to the Company all but $25,000 of the Letter Agreement separation pay and separation benefits paid to me. I further agree that the foregoing covenants in this paragraph (3) shall not affect the validity of this Release and shall not be deemed to be a penalty nor a forfeiture.

4. To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency or any other person or entity pursue any claims on my behalf arising out of or related to any of the claims released above.

5. To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement-rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

6. I further agree that if I breach the Confidentiality/Nonsolicitation provisions of the Letter Agreement, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain such breach, (b) the Company shall not be obligated to continue payment of the Letter Agreement separation pay and separation benefits to me, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the Confidentiality/Nonsolicitation provisions of the Letter Agreement (including court costs, expenses and reasonable legal fees).

7. I also understand that the Letter Agreement separation pay and a portion of the separation benefits, which I will receive in exchange for signing the Letter Agreement and this Release, are in addition to anything of value to which I already am entitled.

8. I FURTHER UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

9. I acknowledge that I have had at least twenty-one (21) calendar days after the receipt of this Release to consider signing this Release. In addition, I have seven (7) calendar days after signing this Release to revoke it, in which case this Release and the Letter Agreement will be null and void. Any such revocation must be in writing and be submitted to Stanley M. Stevens, the Company's Chief Legal Counsel, within such seven (7) day period. I understand that if I sign this Release and do not revoke it within seven (7) calendar days after signing, this Release and the Letter Agreement will become fully effective and enforceable.

10. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I have been advised to obtain or have obtained representation by counsel in connection with my execution of the Letter Agreement and this Release and that my execution of the Letter Agreement is voluntary and that I have voluntarily executed this Release by signing below.

11. I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

12. This Release is deemed made and entered into in the State of Illinois without giving effect to is choice of laws provisions, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of Illinois.

                                --------------------------------------
                                          Timothy H. Callahan


                                --------------------------------------
                                                (Date)


                                PLEASE RETURN TO:

                                Stanley M. Stevens
                                Chief Legal Counsel
                                Equity Office Properties Trust
                                Two North Riverside Plaza, Suite 2100
                                Chicago, Illinois 60606